Exhibit 3

                    NORWEST CORPORATION

                  CERTIFICATE OF AMENDMENT
                              OF
                CERTIFICATE OF INCORPORATION
               ________________________________

               Pursuant to Section 242 of the
     General Corporation Law of the State of Delaware
               ________________________________


          We, Stanley S. Stroup, Executive Vice President, and Laurel A. Holschuh, Secretary of Norwest Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, do hereby certify:

          FIRST: That at a meeting of the Board of Directors of Norwest Corporation duly held on February 28,
1995, resolutions were adopted proposing an amendment, as hereinafter set forth, of the Restated Certificate of Incorporation of said Corporation, declaring the advisability of such amendment, and directing that the amendment be presented for the consideration of the stockholders of said Corporation at the next annual meeting.

          SECOND: That at the annual meeting of all such stockholders entitled to vote on the amendment hereinafter set forth, held on April 25, 1995, and called in accordance with the By-laws of said Corporation, and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, the holders of a majority of the outstanding shares of common stock of said Corporation voted in favor of such amendment, as hereinafter set forth, to the Restated Certificate of Incorporation of said
Corporation.

          THIRD: That there has been duly adopted, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, an amendment of the Restated Certificate of Incorporation of Norwest Corporation, amending the paragraphs of Article
FOURTH of the Restated Certificate of Incorporation through and including Section 8 thereof to read as follows:

            FOURTH:  The total number of shares of
all classes of stock which the corporation shall have authority to issue is Five Hundred Nine Million
(509,000,000) shares, consisting of Five Million
(5,000,000) shares of Preferred Stock without par value, Four Million (4,000,000) shares of Preference
Stock without par value and Five Hundred Million
(500,000,000) shares of Common Stock of the par value of $1-2/3 per share.

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            The designations and the voting powers,
preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the Preferred Stock, the Preference Stock and the Common Stock which are fixed by the Certificate of Incorporation and the express grant of authority to the Board of Directors of the corporation (hereinafter referred to as the "Board of Directors") to fix by resolution or resolutions the designations and the voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the Preferred Stock and the Preference Stock which are not fixed by the Certificate of Incorporation are as follows:

                  1.     The Preferred Stock may be issued
at any time or from time to time in any amount, provided not more than 5,000,000 shares thereof shall be outstanding at any one time, as Preferred Stock of one or more series, as hereinafter provided. Each share of any one series of Preferred Stock shall be identical in all respects except as to the date from which dividends thereon may be cumulative, each series of Preferred Stock shall be distinctly designated by letter or descriptive words, and all series of Preferred Stock shall rank equally and be identical in all respects except as permitted by the provisions of Section 2 of this Article FOURTH.
Shares of Preferred Stock shall be issued only as fully paid and non-assessable shares.

                  The Preference Stock may be issued at any time or from time to time in any amount, provided not more than 4,000,000 shares thereof shall be outstanding at any one time, as Preference Stock of one or more series, as hereinafter provided. Each share of any one series of Preference Stock shall be identical in all respects except as to the date from which dividends thereon may be cumulative, each series of Preference Stock shall be distinctly designated by letter or descriptive words, and all series of Preference Stock shall rank equally and be identical in all respects except as permitted by the provisions of Section 2 of this Article FOURTH.
Shares of Preference Stock shall be issued only as fully paid and non-assessable shares.

                   2.     Authority is hereby expressly
granted to and vested in the Board of Directors at any time or from time to time to issue the Preferred
Stock as Preferred Stock of any series and the Preference Stock as Preference Stock of any series and, in connection with the creation of each such series, to fix by resolution or resolutions providing for the issue of shares thereof the designations and the voting powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such series so far as not inconsistent

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with the provisions of this Article FOURTH applicable
to all series of Preferred Stock or Preference Stock, respectively, and to the full extent now or hereafter permitted by the laws of the State of Delaware, including the following:

          (a)  The distinctive designation of
such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

          (b)  The annual rate or rates of
dividends payable on shares of such series, whether dividends shall be cumulative and, if so, the date or dates from which dividends shall be cumulative on the shares of such series, the preferences, restrictions, limitations and conditions upon the payment of dividends, and the dates on which dividends, if declared, shall be payable;

          (c)  Whether shares of such series
shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (d)  The rights of the shares of such
series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of such series;

          (e)  Whether shares of such series
shall have a purchase, retirement or sinking fund for the purchase, retirement, or redemption of shares of such series and, if so, the terms and provisions thereof;

          (f)  Whether shares of such series
shall have conversion privileges and, if so, the terms and provisions thereof, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (g)  Whether shares of such series
shall have voting rights, in addition to voting rights provided by law, and, if so, the terms and provisions thereof; and

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          (h)  Any other preferences and
relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof.

                  3.     The holders of the Preferred Stock
of each series and the holders of the Preference
Stock of each series, respectively, shall be entitled to receive such dividends, when and as declared by the Board of Directors, out of funds legally available therefor, as they may be entitled to in accordance with the resolution or resolutions adopted by the Board of Directors providing for the issue of such series, payable on such dates as may be fixed in such resolution or resolutions. So long as there shall be outstanding any shares of Preferred Stock of any series or any shares of Preference Stock of any series entitled to cumulative dividends pursuant to the resolution or resolutions providing for the issue of such series, no dividend, whether in cash or property, shall be paid or declared, nor shall any distribution be made, on the Common Stock, nor shall any shares of Common Stock be purchased, redeemed or otherwise acquired for value by the corporation, if at the time of making such payment, declaration, distribution, purchase, redemption or acquisition the corporation shall be in default with respect to any dividend payable on, or obligation to maintain a purchase, retirement or sinking fund with respect to or to redeem, shares of Preferred Stock of any series or shares of Preference Stock of any series. The foregoing provisions of this Section 3 shall not, however, apply to a dividend payable in Common Stock or to the acquisition of shares of Common Stock in exchange for, or through application of the proceeds of the sale of, shares of Common Stock.

                         Subject to the foregoing and to
any further limitations prescribed in accordance with the provisions of Section 2 of this Article FOURTH, the Board of Directors may declare, out of any funds legally available therefor, dividends upon the then outstanding shares of Common Stock, and shares of Preferred Stock of any series and shares of Preference Stock of any series shall not be entitled to participate therein.

                  4.     In the event of any voluntary or
involuntary liquidation, dissolution or winding up of the corporation, the holders of the Preferred Stock of each series and the holders of the Preference
Stock of each series shall be entitled to receive, out of the assets of the corporation available for distribution to its stockholders, before any distribution of assets shall be made to the holders of the Common Stock, the amount per share fixed by the Board of Directors pursuant to Section 2 of this Article FOURTH, plus in each such case an amount equal to any cumulative dividends thereon to the date of final distribution to the holders of the Preferred

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Stock or to the holders of the Preference Stock,
respectively; and the holders of the Common Stock shall be entitled, to the exclusion of the holders of the Preferred Stock of any and all series and the holders of the Preference Stock of any and all series, respectively, to participate ratably in all the assets of the corporation then remaining in accordance with their respective rights and preferences. If upon any liquidation, dissolution or winding up of the corporation the assets available for distribution shall be insufficient to pay the holders of all outstanding shares of Preferred Stock or the holders of all outstanding shares of Preference Stock the full amounts to which they respectively shall be entitled, the holders of shares of Preferred Stock of all series and the holders of shares of Preference Stock of all series, respectively, shall participate ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares of Preferred Stock or shares of Preference
Stock held by them upon such distribution if all amounts payable in respect of the Preferred Stock of all series or the Preference Stock of all series, respectively, were paid in full. Neither the statutory merger nor consolidation of the corporation into or with any other corporation, nor the statutory merger or consolidation of any other corporation into or with the corporation, nor a sale, transfer or lease of all or any part of the assets of the corporation, shall be deemed to be a liquidation, dissolution or winding up of the corporation within the meaning of this Section 4.

                  5.     The corporation, at the option of
the Board of Directors, may redeem the whole or any part of the Preferred Stock of any series or of the Preference Stock of any series at the price or prices and on the terms and conditions provided in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series.

                  6.     Anything herein or in any
resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock or any series of Preference Stock contained to the contrary notwithstanding, the rights of the holders of all classes of stock of the corporation in respect of dividends and purchase, retirement or sinking funds, if any, shall at all times be subject to the power of the Board of Directors from time to time to set aside such reserves and to make such other provisions, if any, as the Board of Directors shall deem to be necessary or advisable for working capital, for expansion of the corporation's business (including the acquisition of real and personal property for that purpose) and for any other purpose of the corporation.

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                  7.     Except as otherwise provided by
the statutes of the State of Delaware or by the Certificate of Incorporation or by the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred
Stock or any series of Preference Stock, the holders of the Preferred Stock and the holders of the Preference Stock shall have no right to vote. The holders of the Preferred Stock and the holders of the Preference Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote or consent. The holders of shares of Preference Stock shall not be entitled to more than one vote per share.

                  8.     Except as otherwise provided by
the statutes of the State of Delaware or by the Certificate of Incorporation or by the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred
Stock or any series of Preference Stock, the vote of the holders of all or any portion of any class of stock, as a class, shall not be required for any action whatsoever to be taken or authorized by the stockholders of the corporation, including any amendment of the Certificate of Incorporation.



       IN WITNESS WHEREOF, NORWEST CORPORATION has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Stanley S. Stroup, its Executive Vice President, and attested by Laurel A.
Holschuh, its Secretary, this 16th day of June, 1995.

                                NORWEST CORPORATION


(Corporate Seal)
                                By: /s/ Stanley S. Stroup
                                   Executive Vice President


ATTEST:


/s/ Laurel A. Holschuh
Secretary



[Filed in the Office of the Delaware Secretary of State on June 19, 1995]


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